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                       ACTION OF THE BOARD OF DIRECTORS OF
                            CPI AEROSTRUCTURES, INC.
                             TAKEN WITHOUT A MEETING
                               BY WRITTEN CONSENT
                           ---------------------------

                        Pursuant to Section 708(b) of the
                        New York Business Corporation Law
                            of the State of New York
                           ---------------------------


                  The following action is taken by all of the directors of CPI Aerostructures, Inc., a New York corporation (the "Company"), by written consent, without a meeting as of July 25, 1997, pursuant to Section 708(b) of the New York Business Corporation Law:

                           RESOLVED, that the expiration date of the temporary
                  adjustment of the exercise rate of the Class B Common Share Purchase Warrants of the Company (the "Class B Warrants") as was approved at the May 20, 1997 Special Meeting of the board of directors of the Company, is extended from July 28, 1997 to August 4, 1997; and be it further

                           RESOLVED, that the officers of the Company be, and
                  hereby are, authorized and directed to take all such actions as any one such officer shall deem necessary, desirable or expedient to further extend the temporary adjustment of the exercise rate of the Class B Warrants to carry out the intent and purpose of the temporary adjustment of the exercise rate of the Class B Warrants; and be it further

                           RESOLVED, that the officers of the Company be, and
                  each of them hereby is, authorized and directed to take all such actions as any one such officer shall deem necessary, desirable or expedient to carry out the intent and purpose of the foregoing resolutions, including, without limitation, executing, delivering and filing agreements, certificates and other documents, the taking of each such action to be deemed conclusive evidence of such officer's determination pursuant to the authority expressed herein; and be it further

                           RESOLVED, that the Secretary of the Company be, and
                  he hereby is, directed and instructed to file this Consent in the minute book of the Company with the minutes of proceedings of the Board of Directors.


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         This Unanimous Written Consent of the Board of Directors of the Company
may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         The undersigned, being all of the directors of the Company, do hereby consent to the foregoing action as of the date first above written.


/s/ Arthur August                                      /s/ Theodore J. Martines
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Arthur August                                          Theodore J. Martines


/s/ Walter Paulick                                     /s/ Stanley Wunderlich
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Walter Paulick                                         Stanley Wunderlich